Exhibit 10(p)

Magellan Midstream Holdings GP, LLC
Executive Severance Pay Plan
and Summary Plan Description

(Amended and Restated
Effective January 24, 2023)

INTRODUCTION

Magellan Midstream Holdings GP, LLC has adopted an Executive Severance Pay Plan (“Plan”) to provide for the payment of severance benefits to eligible executives under the terms described herein. For purposes of this Plan: (i) the term “Company” means Magellan Midstream Partners, L.P. and any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, Magellan Midstream Partners, L.P; for this purpose, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; (ii) the term “Magellan” means Magellan Midstream Holdings GP, LLC; (iii) the term “Board” means the Board of Directors of Magellan GP, LLC; (iv) the terms “Compensation Committee” and “Plan Administrator” mean the Compensation Committee of the Board; and (v) the term “Person” means an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

Magellan hereby amends and restates the Plan effective as of January 24, 2023. The terms of the Plan as described herein apply to eligible executives who are in the employ of the Company on or after January 24, 2023.

This document is drafted in a manner to serve as both the Plan document and the summary plan description for the Plan. Contact the Benefits Department if you want to receive a copy of the latest version of the Plan document.

Neither the Plan nor the benefits provided by the Plan is a promise of continued employment with the Company. Except in connection with or after a Change in Control Event, as described in more detail herein, the Plan may be amended or terminated at any time without the consent of any eligible executive. If the Plan is amended or terminated, your benefits, if any, may be different than those described herein.

ELIGIBILITY

You will receive severance pay only if your employment termination meets specific guidelines and you satisfy certain additional requirements, such as the timely execution and return of a Release of Claims (as hereinafter defined). To be eligible to receive severance pay, you must be: (i) an eligible executive whose employment terminated because of a reduction in force or job elimination prior to consummation of a Change in Control Event, as described in more detail below; or (ii) an eligible executive whose employment is terminated voluntarily for Good Reason or involuntarily during a Change in Control Period, as described in more detail below.
An eligible executive for purposes of this Plan is any senior executive officer of Magellan GP, LLC, which is limited to the Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”), any Executive Vice President (“EVP”), any Senior Vice President (“SVP”) and any other senior executive officer who the Compensation Committee declares as an eligible executive.

In addition to the foregoing eligibility requirements, the following individuals shall not be eligible for benefits under the Plan under any circumstances: (i) any “leased employee” (as such term is defined in Section 414 of the Internal Revenue Code); (ii) any nonresident alien; (iii) any member of a collective bargaining unit with respect to which welfare benefits were a bona fide subject of collective bargaining (unless and to the extent that the collective bargaining agreement specifically covers such members of a collective bargaining unit); or (iv) any person while he or she is considered by the Company (accurately or inaccurately) to be an independent contractor.

Termination of Employment Due to a Reduction in Force or Job Elimination

The severance benefits described in this section are referred to in this Plan as “Non-Change in Control Benefits.”

To receive severance pay benefits due to a reduction in force or job elimination, your employment must be terminated because of a designated reduction in force or job elimination prior to consummation of a Change in Control Event. If you are so terminated from employment or your job is eliminated, you will not receive severance pay hereunder unless the Plan Administrator approves the reduction in force or job elimination and you are notified in writing by the Plan Administrator, or its designee, that your employment is being terminated because of a reduction in force or job elimination. As described in more detail below, if your employment is terminated, you will not receive severance pay if you have accepted an offer of employment with the Company or with a successor company to any of such entities, even if the position is not considered comparable, prior to receipt of such payment.

If you are given advance notice of a reduction in force or job elimination that will be prior to consummation of a Change in Control Event, you must remain in employment until the designated termination date in order to receive severance pay. Severance pay may be paid if you terminate employment prior to the designated termination date only if approved in advance in writing by the Plan Administrator, or its designee.

Even if you meet the above requirements, you will not be entitled to severance pay under the Plan due to a reduction in force or job elimination that is prior to consummation of a Change in Control Event if you:

•Are discharged for unsatisfactory performance, including but not limited to, failure to adequately perform job responsibilities, poor attendance, violation of Company policy or practice or acts of dishonesty or moral turpitude;

•Voluntarily resign for any reason, including retiring, prior to your scheduled termination date;

•Receive any benefits from the Company or a successor company under an incentive retirement plan established for the purpose of encouraging you to terminate employment within a specified time period;

•Receive more favorable severance pay benefits under any other severance pay plan, agreement or arrangement of or with the Company or a successor company;

•Are transferred to or receive an offer of employment for a comparable position within the Company prior to your termination date. A position will be deemed “comparable” if the position provides a total base salary, Annual Incentive Program (or similar program) target and Long-Term Incentive Plan (or similar program) target (collectively, “Total Compensation”) on the termination date at least equal to 90% of each of the foregoing components of your Total Compensation as it existed on the termination date. Such a position includes any position within the Company, regardless of whether such position requires you to transfer to a different work location, but only so long as the location of your principal place of employment is not more than 50 miles from the location you were employed prior to the termination date;

•Receive an offer of comparable employment with a successor company or an affiliate of such a company after a corporate rearrangement, total or partial merger, acquisition, sale or other transaction prior to your termination date. A position will be deemed “comparable” if the position provides a total base salary, annual cash bonus target and annual equity or other long-term incentive target (collectively, “Aggregate Compensation”) on the termination date at least equal to 90% of your Aggregate Compensation as it existed on the termination date. Such a position includes any position with a successor company or an affiliate of such a company, regardless of whether such position requires you to transfer to a different work location, but only so long as the location of your principal place of employment is not more than 50 miles from the location you were employed prior to the termination date;

•Prior to your termination date, accept an offer of employment with the Company or with a successor company or an affiliate of such a company after a corporate rearrangement, total or partial merger, acquisition, sale, or other transaction, even if the offer of employment is not for a comparable position;

•Die before your established termination date;

•Are receiving long-term disability benefits under a long-term disability program maintained by the Company or any successor company;

•Are receiving short-term disability benefits at the time of termination of employment due to a reduction in force or job elimination, unless you are released to return to work within the initial six-month period of short-term disability and the Plan Administrator, or its designee, approves eligibility for severance upon release to return to work, such determination for severance eligibility to be made in the sole discretion of the Plan Administrator or its designee (with payment of benefits, if applicable, to be made within 30 days after such determination is made provided that all other requirements to receive benefits are satisfied); or

•Fail to sign and deliver a release of claims, which may include, but not be limited to, an agreement regarding protection of confidential information and business reputation (a “Release of Claims”), prepared by the Company; however, you will not be required to release your rights to indemnification from the Company under by-laws, partnership agreements, limited liability company agreements, employee benefit plans or other agreements. You will not be paid any benefits hereunder unless the Release of Claims is executed and returned to the SVP – Human Resources or the Chair of the Compensation Committee by the deadline as stated in the Release of Claims (which will be no later than 45 days following your termination of employment). You also will not be paid any benefits hereunder if you revoke the Release of Claims within seven (7) days of your execution of such Release of Claims.

The foregoing exclusions do not apply to eligibility to receive severance benefits due to termination of employment during a Change in Control Period. The sole exclusions applicable to such benefits are described in the following section.

Termination of Employment During a Change in Control Period

The severance benefits described in this section are referred to in this Plan as “Change in Control Benefits.”

For purposes of this Plan, a “Change in Control Period” shall begin upon the earliest of: (1) the public announcement of the future occurrence of one or more Change in Control Events (as defined below); (2) the execution of a definitive agreement in connection with the future occurrence of one or more Change in Control Events; or (3) the occurrence of one or more Change in Control Events, and, in any such case, shall continue during the two (2) year period after such Change in Control Event is consummated. For purposes of this Plan, the term “Change in Control Event” means: (i) any direct or indirect sale, lease, exchange, liquidation, division or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Magellan Midstream Partners, L.P. to any Person or Persons, other than to one or more controlled subsidiaries of Magellan Midstream Partners, L.P.: (ii) the consolidation, reorganization, merger, recapitalization, exchange, division or other similar transaction (in one transaction or a series of related transactions) (any such transaction or series of transactions referred to herein as a “Merger”) pursuant to which (a) more than 50% of the combined voting power of the outstanding equity interests in Magellan GP, LLC or its successor entities cease to be owned, directly or indirectly, by Magellan Midstream Partners, L.P., (b) more than 50% of the combined voting power of the outstanding equity interests in Magellan Midstream Partners, L.P. or its successor entities cease to be, directly or indirectly, owned immediately following the Merger by the owners of such interests immediately prior to the Merger or (c) Magellan GP, LLC or one or more of the other controlled subsidiaries of Magellan Midstream Partners, L.P. ceases to be general partner(s) of Magellan Midstream Partners, L.P. or its successor; (iii) a Person or group other than Magellan Midstream Partners, L.P. or its controlled subsidiaries directly or indirectly becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities and Exchange Act of 1934, as amended) of more than 30% of the voting power of the then outstanding common units of Magellan Midstream

Partners, L.P. or its successor; or (iv) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of Magellan GP, LLC or of the board of directors or equivalent body of any successor parent or general partner of Magellan Midstream Partners, L.P.; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by Magellan Midstream Partners, L.P.’s unitholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board in the ordinary course of business shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or otherwise outside the ordinary course of business. A Change in Control Event shall not be deemed to have occurred as a result of a transaction or series of transactions undertaken solely for the purpose of converting Magellan Midstream Partners, L.P. from a limited partnership to a c-corporation or limited liability company.

To become eligible to receive severance pay benefits due to a Change in Control Event, your employment must be terminated either: (i) voluntarily for Good Reason during a Change in Control Period; or (ii) involuntarily during a Change in Control Period. An eligible executive who has a termination of employment prior to consummation of the Change in Control Event but after the beginning of a Change in Control Period (i.e., following the public announcement of such future event or execution of a definitive agreement with respect to such future event) shall have no right to receive Change in Control Benefits under this Plan unless and until the Change in Control Event has been consummated and the eligible executive has completed any additional requirements to receive benefits, including, but not limited to, execution and return of a Release of Claims.
Voluntary termination of employment for “Good Reason” or a “Good Reason Event” occurs if you voluntarily terminate your employment during a Change in Control Period because of one or more of the following that occurs during the same period:

a.a reduction of more than 10% in your base salary or incentive compensation opportunities;

b.a significant reduction in your authority, duties or responsibilities;

c.a significant reduction in the authority, duties or responsibilities of your direct supervisor, including a requirement that you report to an employee of the Company instead of reporting directly to the Board, CEO, COO or EVP of Magellan GP, LLC, as applicable;

d.a significant reduction in the budget over which you retain authority;

e.a requirement that you transfer the location of your principal place of employment more than 50 miles from the location you were employed immediately prior to the Change in Control Period;

f.any other action or inaction that constitutes a material breach by the Company of any provision of this Plan or any agreement under which you provide services; or

g.the Company’s or Magellan’s breach of its obligations under this Plan to require a successor to the Company or Magellan, as applicable, to expressly and unconditionally assume and agree to perform the obligations of the Company and Magellan under this Plan, in the same manner and to the same extent that the Company and Magellan would be required to perform if no succession had taken place.

A termination of employment for Good Reason shall not be effective unless you notify the Company of the Good Reason Event within a period not to exceed 90 days of the initial existence of the Good Reason Event. Upon receipt of your notification, the Company shall have at least 30 days during which it may remedy the Good Reason Event and not be required to pay the severance pay. If the Company: (i) does not cure the Good Reason Event within 30 days; or (ii) gives notice to the eligible executive of its intent to not remedy the Good Reason Event, the eligible executive’s resignation shall be effective immediately, and the Company shall be obligated to make severance payments to the eligible executive as provided herein upon satisfaction of all Plan requirements, including timely execution and delivery of a Release of Claims.

Even if you meet the above requirements, you will not be entitled to severance pay due to a termination during a Change in Control Period under the Plan if you:

•Are discharged for acts of dishonesty or moral turpitude;

•Die before your established termination date; or

•Fail to sign and deliver a Release of Claims prepared by the Company; however, you will not be required to release your rights to indemnification from the Company under by-laws, partnership agreements, limited liability company agreements, employee benefit plans or other agreements. You will not be paid any benefits hereunder unless the Release of Claims is executed and returned to the SVP – Human Resources or Chair of the Compensation Committee by the deadline as stated in the Release of Claims (which, except as provided in the following paragraph, will be no later than 45 days following your termination of employment). You also will not be paid any benefits hereunder if you revoke the Release of Claims within seven (7) days of your execution of such Release of Claims.

If your employment is terminated prior to consummation of the Change in Control Event but after the beginning of a Change in Control Period (i.e., following the public announcement of such future event or execution of a definitive agreement with respect to such future event), your Release of Claims must be executed and returned to the SVP – Human Resources or the Chair of the Compensation Committee by the deadline as stated in the Release of Claims (which will be no later than 45 days following the consummation of the Change in Control Event). If you have received Non-Change in Control Benefits and then become eligible to receive Change in Control Benefits, you will be required to execute and return another Release of Claims to receive any additional Change in Control Benefits. Such additional Release of Claims must be executed and returned to the SVP – Human Resources or the Chair of the Compensation Committee by the deadline as stated in the Release of Claims (which will be no later than 45 days following the consummation of the Change in Control Event).

SEVERANCE PAY BENEFITS

Subject to your signing (and not revoking) a Release of Claims prepared by the Company (which will not require you to release your rights to indemnification from the Company under by-laws, partnership agreements, limited liability company agreements, employee benefit plans or other agreements), the amount of severance pay you receive pursuant to this Plan will be determined pursuant to the following provisions.
Force Reduction and Job Elimination Benefits (Non-Change in Control Benefits)

Subject to the provisions described in “Payment of Severance Benefits” below, if you become entitled to severance benefits under the Plan due to a reduction in force or job elimination prior to consummation of a Change in Control Event and all other requirements to receive benefits are satisfied, you will receive two (2) weeks of severance pay for each full, completed year of your employment service with the Company, with a minimum of six (6) weeks of severance pay and a maximum of fifty-two (52) weeks of severance pay. Only full years of employment service will be counted in setting the amount of severance pay. If you have less than one (1) full, completed year of employment service with the Company and you are otherwise eligible for benefits under this Plan, you will receive two (2) weeks of severance pay.
Your weekly severance pay shall be determined by reference to your regular, normal workweek base wage, as determined by the Plan Administrator, on the date of employment termination. Your regular, normal workweek base wage is your total weekly salary or wages, including any salary deferral contributions you make to the Company’s defined contribution and deferred compensation plans, and salary deferral contributions made to any cafeteria or flexible benefit plan maintained by the Company. Unless otherwise determined by the Plan Administrator, your regular, normal workweek base wage does not include bonuses, overtime, commissions, cost of living pay, housing pay, relocation pay, incentive pay, equity compensation, other taxable fringe benefits and extraordinary compensation. Severance pay will be equal to the number of weeks of severance pay granted according to the above formula multiplied by your regular, normal workweek base wage, as described above.

Your length of employment service with the Company may or may not include service with any predecessor company. For purposes of calculating length of employment service with the Company, the Company will recognize an eligible executive’s years of employment service as of December 31, 2003 with The Williams Companies, Inc., and its affiliates, if such eligible executive’s employment was transferred from The Williams Companies, Inc. or its affiliates to the Company prior to or on January 1, 2004. Service with any other predecessor company may be included to the extent the Plan Administrator determines such employment service be included, and the Plan Administrator, or its designee, notifies you that part or all of your service with any predecessor company will be counted. The Plan Administrator’s determination, in its discretion, of the years of employment service completed and the weeks of severance pay granted will be final and binding on all Persons.

If your employment is terminated following the last day of a fiscal year and prior to the payment date of the Annual Incentive Program (or similar annual cash bonus program) bonus for such fiscal year preceding your termination of employment, you will receive an additional severance payment equal to the Annual Incentive Program (or similar annual cash bonus program) bonus that you would have been entitled to receive for such fiscal year but for your termination of employment prior to the payment date of such bonus.

If you are enrolled in medical and prescription drug coverage on your termination date, you will receive an additional severance payment equal to: (i) the monthly premium for COBRA continuation coverage less the monthly employee contribution for active employee coverage for the medical and prescription drug coverage in effect on your termination date; multiplied by (ii) one hundred fifty percent (150%); multiplied by (iii) three (3). Dental, vision and health care flexible spending account coverage premiums will not be included in determining such payment.
Subject to the provisions described in “Payment of Severance Benefits” below, the amounts described above will be paid in a lump sum.

Change in Control Benefits

Subject to the provisions described in “Payment of Severance Benefits” below, if you become entitled to severance benefits under the Plan due to a termination of employment during a Change in Control Period and all other requirements to receive benefits are satisfied, you will receive a lump sum payment that is the sum of:

a.An amount equal to two (2) times your current base salary in the case of the COO, EVP or SVP (or any other senior executive officer who the Compensation Committee declares as an eligible executive), or an amount equal to three (3) times your current base salary in the case of the CEO (for purposes of this calculation, your “current base salary” shall be your base salary (disregarding any reduction in base salary that would qualify as Good Reason) on your termination date); plus

b.An amount equal to two (2) times your current year Annual Incentive Program (or similar annual cash bonus program) target (the “AIP Target”) in the case of the COO, EVP or SVP (or any other senior executive officer who the Compensation Committee declares as an eligible executive), or an amount equal to three (3) times your current year AIP Target in the case of the CEO (for purposes of this calculation, your current year AIP Target shall be your AIP Target (disregarding any reduction in AIP Target that would qualify as Good Reason) for the year in which your employment is terminated; provided that if, at the time of your termination of employment, your AIP Target has not been established for such fiscal year, your AIP Target for purposes of this calculation shall be the AIP Target established for you for the preceding fiscal year; plus

c.An amount equal to your Pro-Rata Annual Bonus. For this purpose, the term “Pro-Rata Annual Bonus” means, with respect to the Company’s fiscal year in which your employment is terminated, an amount equal to your AIP Target multiplied by a fraction, the numerator of which is the number of days from and including the first day of such fiscal year through and including the date your employment is terminated, and the denominator of which is three hundred sixty-five (365), provided that such amount shall be reduced (but not below zero (0)) by the amount of any Annual Incentive Program (or similar annual cash bonus program) amount previously paid to you with respect to the Company’s fiscal year in which your employment is terminated (if, at the time of your employment is terminated, your AIP Target has not been established for the fiscal year in which your employment is terminated, your AIP Target for purposes of this calculation shall be the AIP Target established for you for the preceding fiscal year); plus

d.If your employment is terminated following the last day of a fiscal year and prior to the payment date of the Annual Incentive Program (or similar annual cash bonus program) bonus for the fiscal year preceding the fiscal year in which your employment is terminated, an amount equal to the Annual Incentive Program (or similar annual cash bonus program) bonus that you would have been entitled to receive for such fiscal year but the fact your employment was terminated prior to the payment date of such bonus; plus

e.If you are enrolled in medical and prescription drug coverage on your termination date, an amount equal to: (i) the monthly premium for COBRA continuation coverage less the monthly employee contribution for active employee coverage for the medical and prescription drug coverage in effect on your termination date; multiplied by (ii) one hundred fifty percent (150%); multiplied by (iii) twelve (12). Dental, vision and health care flexible spending account coverage premiums will not be included in determining such amount.

If you receive payment of your Pro-Rata Annual Bonus as a component of your Change in Control Benefits (as described in (c) above), you will forfeit any right to receive any subsequent Annual Incentive Program (or similar annual cash bonus program) payment under such program.

Payment of Severance Benefits

Subject to your signing and returning a Release of Claims by the deadline outlined therein (and not revoking such Release of Claims by the deadline outlined therein) and fulfilling all other obligations as outlined in the Release of Claims, severance pay benefits (Non-Change in Control Benefits or Change in Control Benefits, as applicable) will be paid to you in a lump sum, subject to deductions required by law which include, by example and not by limitation, applicable employment and income taxes. Except as provided below, this payment will be made within 60 days following your termination of employment.

The following provisions apply if your termination occurs during the period following the public announcement of a future Change in Control Event or the execution of a definitive agreement with respect to a future Change in Control Event, and prior to consummation of the Change in Control Event:

a.If you are eligible to receive and have satisfied all requirements to receive Non-Change in Control Benefits, you will receive those Non-Change in Control Benefits within 60 days following your termination of employment.

b.If, upon consummation of the Change in Control Event, you become eligible to receive and have satisfied all requirements to receive Change in Control Benefits, you will receive those Change in Control Benefits within 60 days following the consummation of the Change in Control Event, reduced by the amount of any Non-Change in Control Benefits that you have previously received.

c.For the avoidance of doubt, in no event will you be entitled to receive the full amount of Non-Change in Control Benefits and the full amount of Change in Control Benefits. If you are eligible for Change in Control Benefits, the amount of such benefits shall be reduced by any Non-Change in Control Benefits that you have previously received.

Payment Obligations Absolute Upon or After a Change in Control Event

Upon a termination of employment during a Change in Control Period, the obligations of the Company and its successors to pay or provide the severance benefits shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any Person may have against any eligible executive. In no event shall an eligible executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to an eligible executive under any of the provisions of this Plan, nor shall the amount of any payment or value of any benefit hereunder be reduced by any compensation or benefits earned by an eligible executive as a result of employment by another employer.

Notice

If a federal, state or local law does not require the Company, as an employer, to make a payment to you or provide a specified period of notice related to your involuntary termination from employment, or pursuant to a plant closing law, and you are terminated because of a reduction in force or job elimination, the Company generally will give you at least two (2) weeks’ notice prior to your termination. If less than two (2) weeks’ notice is provided by the Company, you will receive, in addition to the severance benefits described above, an amount of severance pay equal to your regular base wage for your normal work week, multiplied by two (2), less the amount of your regular base wage paid over the period for which notice was given.

Integration with Plant Closing Law(s)

To the extent the Company makes a payment to you in connection with your involuntary termination from employment, because of a federal, state or local plant closing law, the benefit payable under this Plan shall be reduced by the amount of all such payments. The federal plant closing law (Worker Adjustment and Retraining Notification Act) requires that notice be given under certain circumstances to certain employees that the Company will terminate their employment. If you are covered by this Plan and you are also entitled to a notice pursuant to federal, state or local plant closing law, then the period for which severance pay under this Plan is payable shall be reduced for each week for which notice is required to be given to you, but only to the extent that you remain on active payroll beyond the Company’s preferred termination date.

Other Benefit Plans

If you are entitled to receive severance pay hereunder, you may be eligible to continue participation in certain other benefits as well. However, continuation in various Company plans is subject to terms and conditions of the applicable plan documents or insurance contracts in effect on the date of your termination. Each of these plans and contracts may be changed as provided by the terms of such plans and contracts. Therefore, you should consult each of the plans and contracts in effect at the time of your termination to determine continuation eligibility for these benefits. In addition, you should schedule an exit interview to discuss how your separation effects your participation in the various plans with the Human Resources Department at the time of your termination.

Rehired Employees

If your employment ends because of a reduction in force or job elimination and you are rehired by the Company within 12 months, your years of service with the Company prior to such termination will be counted in determining your PTO, short-term disability and severance pay benefits, subject to each respective policy or plan.

CLAIM REVIEW PROCEDURE

Initial Claim for Benefits

In order to claim benefits under this Plan, the claimant must be an eligible executive. Unless the Company automatically pays severance benefits due hereunder, a written claim must be filed within 90 days of the later of (i) the date of the claimant’s termination or (ii) the date upon which the claimant first knew of the facts upon which the claim for benefits is based. The claims review procedure described in this section shall apply to all claims any person has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Plan Administrator determines, in its sole discretion, that it does not have the power to grant, in substance, all relief reasonably being sought by the claimant. You will have no right to seek review of a denial of benefits under the Plan prior to having filed a claim for benefits.

You will be notified of your claim’s approval or denial within 90 days after the receipt of such claim unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to you prior to termination of the initial 90-day period which will specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date will not be later than 180 days after the date of which the claim was filed). You will be given a written notice as to whether the claim is granted or denied, in whole or in part. If the claim is denied, in whole or in part, you will be given written notice that will contain: (i) the specific reasons for the denial; (ii) reference(s) to pertinent Plan provisions upon which the denial is based; (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and (iv) notice of your right to seek a review of the denial.

Review of Claim Denial

If your claim is denied, in whole or in part, you will have the right to request that the Plan Administrator (or its designee), review the denial, provided you file a written request for review with the Plan Administrator within 60 days after the date on which you received written notification of the denial. You (or your duly authorized representative) may review pertinent documents and submit issues and comments in writing to the Plan Administrator. Within 60 days after a request for review is received, the review will be made and you will be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case you will be given a written notification within such initial 60-day period specifying the reasons for the extension and when such review will be completed (provided that such review will be completed within 120 days after the date on which the request for review was filed).

The decision on review will be forwarded to you in writing and will include specific reasons for the decision and references to Plan provisions upon which the decision is based. The decision on review will include a statement that you are entitled to receive, upon request and free of charge, copies of all documents relevant to your claim. The decision on review will also describe your right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Exhaustion of Review Remedies

You must properly file a claim for benefits and request a review of any complete or partial denial prior to seeking a review of your claim for benefits in a court of law. A decision on a Review of Claim Denial (see preceding paragraph) will be the final decision of the Plan Administrator. After this final decision is provided by the Plan Administrator, you may seek judicial remedies in accordance with your rights under ERISA.

Choice of Law

This Plan shall be construed, administered and governed in all respects under applicable federal law, including, without limitation, the provisions of ERISA, and to the extent not preempted by federal law, under the laws of the State of Oklahoma without regard to conflicts of law provisions. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

The Plan is intended to be an unfunded welfare benefit plan maintained for the purpose of providing benefits to a select group of management or highly compensated employees as described in 29 C.F.R. §2520.104-24. Nothing in this Plan shall be construed as requiring compliance with ERISA provisions that do not otherwise apply.

Exclusive Forum for Litigation and Limitations of Claims

Any suit or claim relating to this Plan, including eligibility for benefits under the Plan or the amount of benefits due under the Plan, must be brought exclusively in the District Court of Tulsa County, Oklahoma or the United States District Court for the Northern District of Oklahoma. Any suit or claim relating to the Plan must be brought no later than one (1) year after the final decision of the Plan Administrator or the claim accrues, whichever is earlier, or it will be time-barred.

Successors

The Plan shall bind any successor to the Company or Magellan, as applicable, of the Company’s or Magellan’s assets, equity, businesses and/or its interests (whether direct, indirect, by purchase, merger, consolidation, reorganization, or otherwise), in the same manner and to the same extent that the Company or Magellan would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company or Magellan, as applicable, as a condition precedent to such transaction, shall require such successor to expressly and unconditionally assume and agree to perform the obligations of the Company and Magellan under this Plan, in the same manner and to the same extent that the Company and Magellan would be required to perform if no succession had taken place. The terms “Company” and

“Magellan,” as used in this Plan, shall also mean any successor to or assignee of the assets, businesses and/or interests that by reason hereof becomes bound by this Plan.

TECHNICAL INFORMATION

The Plan is a welfare benefit plan within the meaning of ERISA. Magellan Midstream Holdings GP, LLC is the Plan Sponsor. For identification purposes, the Plan Sponsor has assigned to the Plan number 507. The employer identification number for Magellan Midstream Holdings GP, LLC is 20-0019326. The end of the Plan year is December 31. Plan records are kept on a calendar year basis.

Plan Administration

The Compensation Committee is the Plan Administrator. The Plan Administrator shall have discretionary authority to construe and interpret the Plan, make all determinations that the Plan requires for its administration, decide all questions of eligibility, determine the amount, manner and time of payment of any benefits hereunder, grant or deny claims for benefits, and resolve any ambiguities or questions with respect to any of the terms and provisions of the Plan as written and as applied in the operation of the Plan. The Plan Administrator does not receive any form of compensation from the Plan for acting as the Plan Administrator.

The Plan Administrator’s decisions and interpretations and the application of the rules and regulations to a particular case shall be made in good faith and shall not be subject to review by anyone, and shall be final, conclusive and binding on all Persons interested in the Plan, subject only to the claims review procedure described herein.

The Plan Administrator shall have such duties and powers as may be necessary to discharge its duties hereunder, including, but not limited to the following:

a.to prescribe procedures to be followed by participants in making elections under the Plan and in filing claims under the Plan;

b.to prepare and distribute, in such manner as the Plan Administrator determines to be appropriate, information explaining the Plan;

c.to receive from the Company and from the participants such information as shall be necessary for the proper administration of the Plan;

d.to furnish the Company, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate; and

e.to appoint or employ individuals and any other agents it deems advisable, including legal counsel, to assist in the administration of the Plan and to render advice with respect to any fiduciary responsibility of the Plan Administrator, or any of its individual members, under the Plan.

The Plan Administrator may adopt such procedures as it deems necessary, desirable, or appropriate for the administration of the Plan. All procedures and decisions of the Plan Administrator shall be uniformly and consistently applied to all participants in similar circumstances. When making a determination or calculation, the Plan Administrator shall be entitled to rely upon information furnished by a participant, or the legal counsel for the Plan Administrator.

The Plan Administrator may require a participant to complete and file such forms as are provided for herein and all other forms prescribed by the Plan Administrator, and to furnish all pertinent information requested by the Plan Administrator. The Plan Administrator shall be entitled to rely upon all such information, including the participant’s current mailing address.

The Plan Administrator shall keep all necessary records. The Plan Administrator shall make available to each participant such of his or her records under the Plan as pertain to him or her, for examination at reasonable times during normal business hours.

Legal Agent

The agent for legal service is:

Magellan Midstream Holdings GP, LLC Executive Severance Pay Plan
c/o Magellan Midstream Holdings GP, LLC
One Williams Center, Suite 2800
Tulsa, OK 74172
Attn: General Counsel
(918) 574‑7000

Company Location

The address of the Company’s executive offices is:
One Williams Center, Suite 2800
Tulsa, OK 74172

Funding

The Plan is unfunded and all payments for benefits and administrative expenses will be made from the Company’s or another related company’s general assets as determined by the Company. There is no trust or similar fund from which benefits or administrative expenses are paid.

Duration

The Plan shall remain in effect until terminated as allowed under the Plan. Notwithstanding the foregoing, if a Change in Control Period begins, the Plan shall continue in full force and effect and shall not terminate or expire until after all eligible executives who become entitled to any payments or benefits hereunder shall have received such payments or benefits in full.

Amendment and Termination

Subject to the limitations described in this paragraph and the following paragraph, the Compensation Committee reserves the right, at any time, in its sole discretion, and for any reason or no reason, to terminate this Plan, or to modify or amend this Plan in whole or in part, either retroactively or prospectively. Unless a Change in Control Period has begun, any such termination, modification or amendment may be made even if it is not required by financial emergency; without limitation, the Compensation Committee may terminate, modify or amend this Plan because it wants to reduce the Company’s personnel expenses, because it wants to modify the Company’s fringe benefit package, because it wants to redirect or eliminate the Company’s expenditures for benefits, because it wants to reduce the Company’s risk, for any other reason which benefits no one but the Company, or for no reason at all. No employee, dependent or other person shall have the right to object to any such termination, modification or amendment; provided, however, the duties or liabilities of a fiduciary may not be increased without the written consent of the one affected.

After the Compensation Committee has knowledge of a possible transaction or event that if consummated would constitute a Change in Control Event, the Plan may not be terminated or amended in any manner which would adversely affect the rights or potential rights of eligible executives, unless and until the Compensation Committee has determined that all transactions or events that, if consummated, would constitute a Change in Control Event have been abandoned and will not be consummated, and, provided that, the Compensation Committee does not have knowledge of other transactions or events that, if consummated, would constitute a Change in Control Event. Upon and during a Change in Control Period, the Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect that adversely affects the rights of eligible executives, and no eligible executive shall be removed from Plan participation, unless such eligible executive, in his or her sole discretion, agrees in writing to be removed from participation.

No Right to Employment

The Company reserves the right to discharge any employee at any time for any reason and to pay such employee only the benefits, if any, to which he or she is entitled under Plan terms. The Plan is not an employment contract and does not give any employee any right to be retained in the service of the Company.

Assignment
An eligible executive shall have no right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid.

Section 409A of the Code

The Plan shall be interpreted, construed and operated to reflect the intent of the Company that all payments and benefits under the Plan are exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). However, solely to the extent Section 409A of the Code applies to the Plan, it is the intent of the Company to comply with Section 409A of the Code and any regulations and other guidance thereunder, and the Plan shall be interpreted, construed and operated to reflect such intent. Notwithstanding anything to the contrary in the Plan document, the Plan may be amended at any time, without the consent of any eligible executive, to avoid the application of Section 409A of the Code in a particular circumstance or to the extent determined necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Nothing in the Plan shall provide a basis for any person to take action against the Company based on matters covered by Section 409A of the Code, including the tax treatment of any award made under the Plan, and the Company shall not under any circumstances have any liability to any eligible executive or other person for any taxes, penalties or interest due on amounts paid or payable under the Plan, including taxes, penalties or interest imposed under Section 409A of the Code. Notwithstanding any provision to the contrary in this Plan, no payment or benefit under this Plan which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of a eligible executive’s termination of employment will be made prior to the earlier of: (i) the expiration of the six (6)-month period measured from the date of his “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code); or (ii) the date of the eligible employee’s death, if he is deemed at the time of such separation from service to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B)(i) of the Code and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A of the Code. Upon the expiration of the applicable Section 409A deferral period, all payments and benefits deferred pursuant to this provision shall be paid or reimbursed to such key employee in a lump sum on the first payroll date following such expiration.

In addition, if a payment under this Plan constitutes an item of deferred compensation under Section 409A of the Code: (i) to the extent necessary to comply with Section 409A of the Code, if the payment could be paid under this Plan in more than one calendar year, it will be paid in the latest calendar year in which the payment may be made; and (ii) each amount to be paid under the Plan shall be construed as a separately identified payment for purposes of Section 409A of the Code.
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IN WITNESS WHEREOF, Magellan Midstream Holdings GP, LLC, in its capacity as Plan Sponsor, has amended and restated this Executive Severance Pay Plan on this 24th day of January, 2023.

MAGELLAN MIDSTREAM HOLDINGS GP, LLC

By: /s/ Aaron L. Milford

Name: Aaron L. Milford

Title: Chief Executive Officer

IN WITNESS WHEREOF, Magellan Midstream Partners, L.P. hereby acknowledges acceptance of its obligations described in this Executive Severance Pay Plan on this 24th day of January, 2023.
MAGELLAN MIDSTREAM PARTNERS, L.P.

By: Magellan GP, LLC, its general partner

By: /s/ Aaron L. Milford

Name: Aaron L. Milford

Title: Chief Executive Officer